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                                                                     Exhibit 5.1

                            JACKSON WALKER, L.L.P.
                          1100 LOUISIANA, SUITE 4200
                             HOUSTON, TEXAS 77002
                           TELEPHONE: (713) 752-4200
                          TELECOPIER: (713) 752-4221

                                 July 31, 2001

Houston American Energy Corp.
801 Travis Street, Suite 1425
Houston, Texas  77002

         Re:     Form S-4 Registration Statement

Gentlemen:

         As counsel for Houston American Energy Corp. (the "Company"), you have requested our firm to render this opinion in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed under the Securities Act of 1933, as amended, with the Securities and Exchange Commission relating to the resale of 4,783,909 shares of the common stock of the Company, par value $0.001 per share (the "Common Stock"), which may be resold by the holders thereof (the "Selling Stockholders") from time to time as market conditions permit in the market, or otherwise, at prices and terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares of the Common Stock to be resold include: (i) 596,569 shares to be issued to the shareholders of Texas Nevada Oil & Gas Co. ("TNOG") following the merger (the "Merger") of TNOG with and into the Company as described in the Registration Statement; and (ii) 4,187,324 shares currently issued and outstanding.

         We are familiar with the Registration Statement and the registration of the shares of the Common Stock contemplated thereby. In giving this opinion, we have reviewed the Registration Statement and such other documents and certificates of public officials and officers of the Company with respect to the accuracy of the factual matters contained therein as we have felt necessary or appropriate in order to render the opinions expressed herein. In making our examination, we have assumed the genuineness of all signatures, the authenticity of all documents presented to us as originals, the conformity to original documents of all documents presented to us as copies thereof, and the authenticity of the original documents from which any such copies were made, which assumptions we have not independently verified.

         Based upon and subject to the foregoing, and upon such other matters as we have determined to be relevant, we are of the opinion that:

         1. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

         2. The shares of the Common Stock to be issued upon the Consummation of the Merger, are validly authorized and, when issued, will be validly issued, fully paid and nonassessable.

         We hereby consent to use in the Registration Statement of the reference to Jackson Walker L.L.P. under the heading "Legal Matters." We also consent to the filing of this opinion letter as an exhibit to the Registration Statement.

         This opinion is conditioned upon the Registration Statement being declared effective.

                                        Very truly yours,

                                        JACKSON WALKER L.L.P.


                                        /s/ Jackson Walker L.L.P.